Exhibit 99.1

EQT Reports Second Quarter 2011 Earnings;
Organic Production Sales Volume Growth of 43%

PITTSBURGH--(BUSINESS WIRE)--July 28, 2011--EQT Corporation (NYSE: EQT) today announced second quarter 2011 earnings of $87.8 million, $57.8 million higher than the second quarter 2010. Operating cash flow was $188.6 million; 66% higher than the second quarter 2010. Reported earnings per diluted share were $0.58 for the quarter, up from the $0.20 reported in 2010. The quarter included three items that had a positive effect on earnings: a gain on the ANPI transaction (described below), a gain on the sale of available-for-sale securities and a reduction of certain non-income taxes. These items resulted in an approximate $17.7 million increase to pre-tax earnings, or $0.07 per diluted share; however, these three items did not have a significant impact on operating cash flow. This is the first full quarter in which cash flows and earnings for the Langley processing complex were not included in EQT results, as a result of the sale of that asset.

Highlights for the second quarter 2011 include:

  Organic production sales volumes were 43% higher than the second quarter 2010;
  Forecasted 2011 production sales volumes are now increased to between 190 and 195 Bcfe; representing an approximate 43% increase over 2010;
  Announced the sale of Big Sandy Pipeline for $390 million, which closed on July 1, 2011;
  EQT Midstream’s gathered volumes increased by 32% to a record 62.6 TBtus; and
  EQT Midstream’s gathering and transmission cost per Mcfe decreased by 33%.

EQT’s second quarter 2011 operating income was $153.2 million, representing a $74.6 million increase from the same quarter in 2010. Higher revenues attributed to increased production and midstream volumes, and higher commodity prices, were partially offset by lower storage, marketing and other net revenues. Net operating revenues rose 36% to $327.5 million in the quarter, while net operating expenses only rose by 7% to $174.4 million.

Results by Business

EQT Production

Driven by horizontal drilling in the Marcellus Shale, EQT Production recorded production sales volumes of 47.0 Bcfe in the second quarter 2011; 47% higher than the second quarter 2010. Adjusting for 1.4 Bcfe of production acquired in connection with the ANPI transaction, production sales volumes were 43% higher. Marcellus Shale wells accounted for approximately 39% of EQT’s production sales volumes, up from approximately 16% in the second quarter 2010. Daily sales from Marcellus wells averaged 203 MMcfd for the quarter and are expected to exit 2011 at 285 MMcfd.

EQT Production operating income for the second quarter of 2011 was $99.8 million, compared to $41.0 million in the same period last year. Production operating revenues for the quarter were $196.8 million, 65% higher, driven by the 47% volume increase, higher unhedged natural gas prices, higher natural gas liquid (NGL) prices and lower midstream rates. EQT Production's sales volumes consisted of approximately 7% liquids, excluding ethane, from its liquids-rich Huron play in Kentucky and Marcellus play in West Virginia. EQT Corporation realized an average unhedged premium over the NYMEX natural gas price of $1.36 per Mcfe as a result of its liquids-rich production and positive basis to Henry Hub.

Consistent with EQT Production’s growth, operating expenses for the quarter were $97.1 million; $19.1 million higher than reported for the second quarter of 2010. Depreciation, depletion and amortization (DD&A) expense was $18.4 million higher, primarily due to increased volumes. Lease operating expense (LOE), including production taxes, was $19.8 million, $3.2 million higher. Per unit LOE, including production taxes, decreased 18% to $0.42 per Mcfe as a result of higher volumes. Excluding production taxes, per unit LOE decreased by 15% to $0.22 per Mcfe. Selling, general and administrative (SG&A) expense was $14.2 million for the quarter; $2.7 million lower than the second quarter 2010, as the absence of a $4.5 million charge related to the termination of contractual capacity for the processing and disposal of recovered frac water last year more than offset the increases in SG&A to support the company’s volume growth.

The company drilled (spud) 61 gross horizontal wells during the second quarter 2011; 33 targeting the Huron play with an average length of pay of 5,160 feet; and 28 targeting the Marcellus play with an average length of pay of 5,035 feet. The company drilled 112 gross horizontal wells during the first six months of 2011; 61 targeting the Huron play and 51 targeting the Marcellus play.

EQT Midstream

EQT Midstream achieved second quarter 2011 operating income of $52.2 million, 25% higher than the same period of 2010. Increased gathering and transmission revenues more than offset the loss of revenues associated with the sale of the Langley natural gas processing complex and lower storage and marketing net revenues. Net gathering revenues increased 20% to $61.3 million in the second quarter 2011, driven primarily by a 32% increase in gathered volumes. Net transmission revenues increased by 36% to $24.6 million, fueled by the increased sale of capacity associated with the initial phase of the Equitrans Marcellus expansion project, which came on-line in the fourth quarter 2010.

Operating expenses for the quarter were $45.6 million; $6.0 million lower than in the second quarter of 2010; resulting from the absence of $4.1 million of O&M and depreciation costs associated with the sale of Langley and a reduction to certain non-income taxes totaling $1.8 million. EQT Midstream’s unit costs to gather and transport EQT Production sales volumes were 33% lower, at $0.34 per Mcfe, as EQT Midstream realizes economies of scale in the Marcellus play. Marcellus gathered volumes increased by 210% over last year.

Distribution

Distribution’s second quarter 2011 operating income totaled $8.9 million, compared to $4.3 million for the same period in 2010. Total net operating revenues for the second quarter 2011 were $32.9 million, $3.7 million higher than last year, primarily as a result of colder weather in April 2011. Operating expenses were $1.0 million lower year-over-year, primarily attributable to lower bad debt expense.

Other Business

ANPI Transaction

In December 2000, the company sold a net profits interest in certain producing properties located in the Appalachian Basin to a trust. Proceeds from this sale were used to partially pay for the acquisition of approximately 1.8 million gross acres from Statoil Energy, Inc. In May, 2011, the company purchased all outstanding equity interests in the trust. The company recorded a $10.1 million non-cash gain on the revaluation of its previously existing equity investment in the trust in the second quarter. Sales of natural gas from the acquired wells totaled 1.4 Bcfe in the second quarter and are expected to total 4.0 Bcfe in the second half of 2011.

Sale of Big Sandy Pipeline

On July 1, 2011, EQT completed the sale of its Big Sandy Pipeline to Spectra Energy Partners, LP for $390 million. EQT will recognize a pre-tax gain in the third quarter 2011 of approximately $175 million on the transaction.

Hedging

EQT recently added to its production hedge position for 2011 through 2013. As of July 27, 2011, the company’s production sales volumes are approximately 56% hedged for the second half of 2011. The company’s total hedge positions for 2011 through 2013 production are:

	2011**	2012	2013
Swaps
Total Volume (Bcf)	45	80	29
Average Price per Mcf (NYMEX)*	$4.88	$5.31	$5.64

Puts
Total Volume (Bcf)	1	–	–
Average Floor Price per Mcf (NYMEX)*	$7.35	$–	$–

Collars
Total Volume (Bcf)	11	21	15
Average Floor Price per Mcf (NYMEX)*	$6.51	$6.51	$6.12
Average Cap Price per Mcf (NYMEX)*	$11.83	$11.83	$11.80

* Based on a conversion rate of 1.05 MMBtu/Mcf

**July through December

Operating Income

The company reports operating income by segment in this press release. Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments. The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements. Unallocated expenses are primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Operating income (thousands):
EQT Production	$99,759	$41,029	$182,088	$114,146
EQT Midstream	52,243	41,714	118,876	94,405
Distribution	8,928	4,290	62,295	51,709
Unallocated expenses	(7,760)	(8,504)	(12,462)	(12,618)
Operating income	$153,170	$78,529	$350,797	$247,642

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating some revenues to EQT Midstream for the gathering and transmission of the produced gas, after deductions for third party gathering, processing and transmission. EQT’s average wellhead sales price for the three and six months ended June 30, 2011 and 2010 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues ($ / Mcfe)
Average NYMEX price	$4.31	$4.09	$4.21	$4.70
Hedge impact	0.38	0.55	0.42	0.39
Average basis	0.18	0.13	0.19	0.18
Average net liquids revenue	1.18	1.05	1.13	1.04
Hedge adjusted price	$6.05	$5.82	$5.95	$6.31

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	$(1.15)	$(1.29)	$(1.14)	$(1.29)
Transmission and processing to EQT Midstream	(0.29)	(0.38)	(0.31)	(0.40)
3rd party gathering, processing and transmission	(0.45)	(0.49)	(0.43)	(0.44)
Total midstream revenue deductions	$(1.89)	$(2.16)	$(1.88)	$(2.13)
Average wellhead sales price to EQT Production	$4.16	$3.66	$4.07	$4.18

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	$1.44	$1.67	$1.45	$1.69
Revenues to EQT Production	4.16	3.66	4.07	4.18
Average wellhead sales price to EQT Corporation	$5.60	$5.33	$5.52	$5.87

Unit Costs

EQT’s unit costs to produce, gather and transport EQT's produced natural gas excluding third party gathering, processing and transmission fees, which were deducted from revenues, were:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Production segment costs: ($ / Mcfe)
LOE	$0.22	$0.26	$0.20	$0.25
Production taxes	0.20	0.25	0.19	0.26
G&A	0.30	0.52	0.32	0.46
	$0.72	$1.03	$0.71	$0.97
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.34	$0.51	$0.37	$0.51
SG&A	0.17	0.18	0.17	0.18
	$0.51	$0.69	$0.54	$0.69
Total ($ / Mcfe)	$1.23	$1.72	$1.25	$1.66

Marcellus Horizontal Well Status (cumulatively since inception)

	As of 6/30/11	As of 3/31/11	As of 12/31/10	As of 9/30/10	As of 6/30/10
Wells spud	194	166	143	131	115
Wells online	119	86	66	48	34
Wells complete, not online	5	8	17	15	12
Frac stages (spud wells)*	2,809	2,387	1,940	1,706	1,480
Frac stages online	1,578	1,047	773	512	312
Frac stages complete, not online	74	127	241	208	135

*Includes planned stages for spud wells that have not yet been frac’d.

Non-GAAP Disclosures

Operating Cash Flow

Operating cash flow is presented as an accepted indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities as derived from the statements of cash flows to be included in the company’s Form 10-Q for the six months ended June 30, 2011 and 2010.

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2011	2010	2011	2010
Net Income	$87,754	$30,000	$210,009	$118,065
Add back (deduct):
Deferred income taxes	33,222	16,281	103,938	66,431
Depreciation, depletion, and amortization	81,886	65,217	160,284	127,096
Gain on disposition	–	–	(22,785)	–
Other items, net	(14,237)	1,818	(13,732)	6,008
Operating cash flow:	$188,625	$113,316	$437,714	$317,600

Add back (deduct):
Changes in operating assets and liabilities	46,445	87,850	24,870	158,979
Net cash provided by operating activities	$235,070	$201,166	$462,584	$476,579

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses, both of which exclude purchased gas costs, are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost, which is subject to commodity price volatility and a significant portion of which is passed on to customers with no income impact, is typically excluded by management in such analyses.

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2011	2010	2011	2010
Net operating revenues	$327,541	$241,546	$684,998	$564,224
Plus: purchased gas cost	21,459	15,969	119,673	129,931
Operating revenues	$349,000	$257,515	$804,671	$694,155

Net operating expenses, excluding purchased gas cost	$174,371	$163,017	$334,201	$316,582
Plus: purchased gas cost	21,459	15,969	119,673	129,931
Operating expenses	$195,830	$178,986	$453,874	$446,513

EQT's conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today will cover second quarter 2011 financial and operational results and other matters, and will be broadcast live via EQT's web site, http://www.eqt.com and on the Investor information page from the company’s web site available at http://ir.eqt.com, and will be available for seven days.

EQT management speaks to investors from time to time. Slides for these discussions will be available online via EQT's web site. The slides may be updated periodically.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery), that the SEC’s guidelines prohibit us from including in filings with the SEC. This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

Daily sales are the total sales volumes per day (or daily production). Forecasted daily sales is an operational estimate of the daily sales volume on a typical day (excluding curtailments).

Direct costs to drill a well (or costs per well) do not include capitalized overhead or capitalized interest.

The company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release and/or made during the second quarter earnings conference call contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs (including the Equitrans Marcellus expansion project, such as the amount of the expected additional capital investment in and additional capacity and operating income resulting from, such project) and technology, transactions, including asset sales and/or joint ventures involving the company’s assets, the expected gain to be recognized on the sale of the Big Sandy Pipeline, revenue projections, including the expected reduction in revenue, EBITDA and operating income as a result of the sale of the Big Sandy Pipeline, production and sales volumes, reserves, EUR, internal rates of return (IRR), return on total capital (ROTC), midstream costs, F&D costs, operating costs, expected gathering rates, including the impact of continued Marcellus production growth on the average gathering rate, well costs, the expected decline curve, the expected feet of pay, capital expenditures, financing requirements and availability, projected operating cash flows, hedging strategy, the effects of government regulation, reductions in fuel costs and emissions resulting from the use of natural gas powered drilling equipment, and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control. The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s Form 10-K for the year ended December 31, 2010, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, transmission and distribution. Additional information about the company can be obtained through the company’s web site, http://www.eqt.com. Investor information is available on EQT’s web site at http://ir.eqt.com. EQT uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.

EQT CORPORATION AND SUBSIDIARIES

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
OPERATIONAL DATA

Average wellhead sales price to EQT Corporation:
Natural gas excluding hedges ($ / Mcf)	$4.58	$4.09	$4.47	$4.84
Hedge impact ($ / Mcf of natural gas)	$0.41	$0.61	$0.44	$0.42
Natural gas including hedges ($ / Mcf)	$4.99	$4.70	$4.91	$5.26
NGLs ($ / Bbl)	$51.71	$46.60	$51.86	$48.21
Crude oil ($ / Bbl)	$89.08	$76.24	$84.95	$76.12
Total ($ / Mcfe)	$5.60	$5.33	$5.52	$5.87

Less revenues to EQT Midstream ($ / Mcfe)	$1.44	$1.67	$1.45	$1.69
Average wellhead sales price to EQT Production ($ / Mcfe)	$4.16	$3.66	$4.07	$4.18

NYMEX natural gas ($ / Mcf)	$4.31	$4.09	$4.21	$4.70

Natural gas sales volumes (MMcf)	43,830	29,167	83,965	56,658
NGL sales volumes (Mbbls)	774	667	1,500	1,285
Crude oil sales volumes (Mbbls)	49	29	80	50
Total production sales volumes (MMcfe)	47,030	31,915	90,077	61,915

Capital expenditures (thousands)	$374,098	$536,020	$637,526	$753,547

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands except per share amounts)

Operating revenues	$349,000	$257,515	$804,671	$694,155

Operating expenses:
Purchased gas costs	21,459	15,969	119,673	129,931
Operation and maintenance	30,586	35,774	55,641	70,292
Production	19,765	16,532	35,876	33,153
Exploration	1,198	1,078	2,573	2,413
Selling, general and administrative	40,936	44,416	79,827	83,628
Depreciation, depletion and amortization	81,886	65,217	160,284	127,096
Total operating expenses	195,830	178,986	453,874	446,513

Operating income	153,170	78,529	350,797	247,642

Gain on disposition	-	-	22,785	-
Other income	18,046	2,573	24,850	5,627
Interest expense	33,287	34,080	66,139	68,214
Income before income taxes	137,929	47,022	332,293	185,055
Income taxes	50,175	17,022	122,284	66,990
Net income	$87,754	$30,000	$210,009	$118,065

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	149,444	147,575	149,347	140,440
Net income	$0.59	$0.20	$1.41	$0.84

Diluted:
Weighted average common shares outstanding	150,111	148,289	150,034	141,270
Net income	$0.58	$0.20	$1.40	$0.84

EQT PRODUCTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

OPERATIONAL DATA

Natural gas, NGL and oil production (MMcfe)	48,039	32,789	92,565	64,186
Company usage, line loss (MMcfe)	(1,009)	(874)	(2,488)	(2,271)
Total production sales volumes (MMcfe)	47,030	31,915	90,077	61,915

Average daily sales volumes (Mmcfe / d)	517	351	498	342

Sales volume detail (MMcfe):
Horizontal Marcellus Play	18,505	4,997	34,495	8,762
Horizontal Huron Play	10,017	9,345	20,360	18,122
CBM Play	3,396	3,310	6,775	6,494
Other (vertical non-CBM)	15,112	14,263	28,447	28,537
Total production sales volumes	47,030	31,915	90,077	61,915

Average wellhead sales price ($ / Mcfe)	$4.16	$3.66	$4.07	$4.18

Lease operating expenses, excluding production taxes (LOE) ($ / Mcfe)	$0.22	$0.26	$0.20	$0.25
Production taxes ($ / Mcfe)	$0.20	$0.25	$0.19	$0.26
Production depletion ($ / Mcfe)	$1.24	$1.27	$1.25	$1.25

Production depletion (thousands)	$59,709	$41,527	$115,321	$80,504
Other depreciation, depletion and amortization (thousands)	2,190	1,941	4,412	3,874
Total depreciation, depletion and amortization (thousands)	$61,899	$43,468	$119,733	$84,378

Capital expenditures (thousands)	$317,906	$483,656	$544,878	$662,071

FINANCIAL DATA (Thousands)

Total operating revenues	$196,810	$119,028	$369,852	$263,391

Operating expenses:
LOE	10,348	8,396	18,148	16,199
Production taxes	9,417	8,136	17,728	16,954
Exploration expense	1,198	1,078	2,573	2,413
Selling, general and administrative	14,189	16,921	29,582	29,301
Depreciation, depletion and amortization	61,899	43,468	119,733	84,378
Total operating expenses	97,051	77,999	187,764	149,245

Operating income	$99,759	$41,029	$182,088	$114,146

EQT MIDSTREAM
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

OPERATIONAL DATA

Gathered volumes (BBtu)	62,566	47,461	121,188	92,084
Average gathering fee ($ / MMBtu)	$0.98	$1.08	$0.99	$1.10
Gathering expense ($ / MMBtu)	$0.27	$0.39	$0.22	$0.38
Transmission pipeline throughput (BBtu)	43,439	24,065	79,001	49,058

Net operating revenues (thousands):
Gathering	$61,257	$51,029	$120,238	$99,763
Transmission	24,566	18,007	50,955	39,560
Storage, marketing and other	12,015	24,260	33,167	55,448
Total net operating revenues	$97,838	$93,296	$204,360	$194,771

Unrealized gains (losses) on derivatives and inventory (thousands) (a)	$1,310	$(232)	$158	$(822)

Capital expenditures (thousands)	$46,500	$44,293	$75,605	$78,980

FINANCIAL DATA (Thousands)

Total operating revenues	$131,201	$136,955	$272,863	$291,591
Purchased gas costs	33,363	43,699	68,503	96,820
Total net operating revenues	97,838	93,296	204,360	$194,771

Operating expenses:
Operating and maintenance	20,033	24,756	34,360	47,984
Selling, general and administrative	11,266	11,215	22,120	21,847
Depreciation and amortization	14,296	15,611	29,004	30,535
Total operating expenses	45,595	51,582	85,484	100,366

Operating income	$52,243	$41,714	$118,876	$94,405

(a) Included within storage, marketing and other net operating revenues.

DISTRIBUTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

OPERATIONAL DATA

Heating degree days (30-yr avg: Quarter - 665; YTD - 3,535)	487	417	3,423	3,277

Residential sales and transportation volume (MMcf)	2,694	2,238	14,718	14,103
Commercial and industrial volume (MMcf)	5,611	5,394	16,742	16,830
Total throughput (MMcf) - Distribution	8,305	7,632	31,460	30,933

Net operating revenues (thousands):
Residential	$19,146	$17,333	$70,096	$66,963
Commercial & industrial	8,237	7,665	29,416	27,488
Off-system and energy services	5,506	4,222	11,270	11,610
Total net operating revenues	$32,889	$29,220	$110,782	$106,061

Capital expenditures (thousands)	$8,811	$7,750	$15,030	$11,725

FINANCIAL DATA (Thousands)

Total operating revenues	$69,100	$63,349	$264,191	$285,604
Purchased gas costs	36,211	34,129	153,409	179,543
Net operating revenues	32,889	29,220	110,782	106,061

Operating expenses:
Operating and maintenance	10,731	10,980	21,052	21,580
Selling, general and administrative	7,307	7,934	15,555	20,762
Depreciation and amortization	5,923	6,016	11,880	12,010
Total operating expenses	23,961	24,930	48,487	54,352

Operating income	$8,928	$4,290	$62,295	$51,709

CONTACT:
EQT Corporation
Analysts:
Patrick Kane, Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Media:
Karla Olsen, Public Relations Manager, 412-553-5726
kolsen@eqt.com